                                                      FILED PURSUANT TO RULE 433

                                             REGISTRATION STATEMENT 333 - 128502

                             ARRAN FUNDING LIMITED

                              SERIES 2005-A NOTES

                        ISSUED UNDER THE US$7,500,000,000
                    ARRAN FUNDING MEDIUM TERM NOTE PROGRAMME

M

                                                      FILED PURSUANT TO RULE 433

                                             REGISTRATION STATEMENT 333 - 128502

                             ARRAN FUNDING LIMITED

                              SERIES 2005-A NOTES

   ISSUED UNDER THE US$7,500,000,000 ARRAN FUNDING MEDIUM TERM NOTE PROGRAMME


                           FINAL TERMS AND CONDITIONS

SERIES NUMBER:                  Series 2005-A
CLASS OF NOTES:                 A                                B                               C
ANTICIPATED RATINGS:            AAA/Aaa/AAA                      A/A1/A                          BBB/Baa2
RATING AGENCIES:                Standard & Poor's,               Standard & Poor's,              Standard & Poor's &
                                Moody's & Fitch Ratings          Moody's & Fitch Ratings         Moody's
ISSUE DATE/CLOSING DATE:        15 December 2005                 15 December 2005                15 December 2005
ISSUE PRICE:                    100%                             100%                            100%
PROCEEDS:                       US$2,175,000,000                 US$175,000,000                  US$150,000,000
SPECIFIED CURRENCY:             Class A notes are to be          Class B notes are to be         Class C notes are to be
                                denominated in US$               denominated in US$              denominated in US$
SPECIFIED DENOMINATION:         $100,000 (the minimum            $100,000 (the minimum           $100,000 (the minimum
                                denomination) and amounts in     denomination) and amounts in    denomination) and amounts in
                                excess thereof which are an      excess thereof which are an     excess thereof which are an
                                integral multiple of $10,000     integral multiple of $10,000    integral multiple of $10,000
FIXED OR FLOATING DESIGNATION:  Floating                         Floating                        Floating
SCHEDULED REDEMPTION DATE:      15 December 2008                 15 December 2008                15 December 2008
FINAL REDEMPTION DATE:          15 December 2010                 15 December 2010                15 December 2010
MARGIN:                         0.02%                            0.18%                           0.32%
LIBOR/EURIBOR:                  One-month LIBOR                  One-month LIBOR                 One-month LIBOR
LIBOR/EURIBOR (IN THE CASE OF   Two-month LIBOR                  Two-month LIBOR                 Two-month LIBOR
THE FIRST INTEREST PERIOD):
DAY COUNT FRACTION:             Actual/360                       Actual/360                      Actual/360

INTEREST COMMENCEMENT DATE:     15 December 2005                 15 December 2005                15 December 2005
INTEREST PAYMENT DATES:         15th day in each month           15th day in each month          15th day in each month
                                beginning 15 February 2006       beginning 15 February 2006      beginning 15 February 2006
                                subject to adjustment for non-   subject to adjustment for non-  subject to adjustment for non-
                                business days                    business days                   business days
FIRST INTEREST PAYMENT DATE:    15 February 2006                 15 February 2006                15 February 2006
INTEREST RATE CALCULATIONS:     Condition 6(d)                   Condition 6(d)                  Condition 6(d)
LISTING:                        London                           London                          London
EXPENSES LOAN AMOUNT:           [GBP]4,600,000
EXPENSES LOAN INTEREST RATE:    One-month GBP LIBOR + 1.0%
ANNUAL SERIES ISSUER PROFIT
AMOUNT:                         [GBP]1,000
SUBORDINATION:                  Class B Notes and Class C Notes  Class C Notes                   N/A
CLEARING AND SETTLEMENT:        DTC/Euroclear/                   DTC/Euroclear/                  DTC/Euroclear/
                                Clearstream                      Clearstream                     Clearstream
BUSINESS DAY CONVENTION:        Following business day           Following business day          Following business day
                                convention (as defined in        convention (as defined in       convention (as defined in
                                Condition 2)                     Condition 2)                    Condition 2)
ERISA ELIGIBILITY:              Yes                              Yes                             Yes



The initial swap downgrade triggers are, in respect of the short-term, unsecured and unsubordinated debt obligations of The Royal Bank of Scotland plc, A-1 by Standard & Poor's, P-1 by Moody's and F1 by Fitch Ratings and, in respect of the long-term, unsecured and unsubordinated debt obligations of The Royal Bank of Scotland plc, A1 by Moody's and A by Fitch (for basis swap transactions or interest rate swap transactions) or A+ by Fitch (for cross currency swap transactions).

"ACTUAL/360" means the actual number of days in the calculation period divided by 360.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER

DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-800-422-2006.